EX. 99.1

NEWS…	Contact:	Robert S. Merritt
September 30, 2004		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC. REPORTS
SEPTEMBER COMPARABLE STORE SALES

Tampa, Florida, September 30, 2004 -- Outback Steakhouse, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the five-week period ended September 25, 2004 compared with the same five-week period in 2003 changed by approximately:

Five weeks ended September 25, 2004	Company- owned	Franchised and development joint venture		System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses……………...….......................…………………	0.7%	4.2%		1.2%
Carrabba’s Italian Grills………...….............................………………	1.8%	n/a		1.8%
Fleming’s Prime Steakhouse and Wine Bars................………………	11.6%	n/a		11.6%
Roy’s……………...….......................…………………………………	3.4%	n/a		3.4%
Bonefish Grills……………...….......................………………………	-3.4%	11.8%	(1)	-2.7%
Domestic average unit volumes
Outback Steakhouses……………...….......................…………………	0.5%	3.8%		0.9%
Carrabba’s Italian Grills………...….............................………………	0.9%	n/a		0.9%
Fleming’s Prime Steakhouse and Wine Bars................………………	9.0%	n/a		9.0%
Roy’s……………...….......................…………………………………	2.7%	n/a		2.7%
Bonefish Grills……………...….......................………………………	-4.7%	0.8%	(1)	-4.1%

(1)   Represents one restaurant for comparable store sales and four restaurants and three restaurants for average unit volumes in 2004 and 2003, respectively.

The Company noted that lost revenues as a result of mandatory evacuations and power and water outages caused by hurricanes and severe weather throughout the Eastern United States in the five-week period ended September 25, 2004 totaled approximately $4.0 million.  The hurricanes had a more significant impact on the comparable store sales and average unit volumes of Bonefish Grills due to a higher concentration of those restaurants in the affected areas as compared to the Company’s other concepts.  However, the Company also noted that in the days immediately after the storms, comparable store sales in areas affected by the hurricanes were higher than recent trends.

The most recent storm, Hurricane Jeanne, caused certain restaurant closings due to mandatory evacuations beginning on September 25, 2004, which are included in the estimates above, but the majority of the effects of this storm occurred after the five-week period.  The Company estimates an additional loss of approximately $1.2 million in revenues as a result of restaurants that were closed from Sunday, September 26, 2004, through today, which will affect the Company’s comparable store sales for the quarter ended September 30.  As of today, two Outback Steakhouses are without power and remain closed.  Additionally, the Outback Steakhouse in the Cayman Islands sustained extensive damage during Hurricane Ivan and will be closed for an indeterminate period.

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STORE INFORMATION

	Restaurants opened/(closed) during the month ended	Restaurants open as of
	September 30, 2004	September 30, 2004
Outback Steakhouses
Company-owned – domestic	2	645
Company-owned – international	1 *	67
Franchised and development joint venture – domestic	-	100
Franchised and development joint venture – international	-	54
Total	3	866
Carrabba's Italian Grills
Company-owned	1	163
Bonefish Grills
Company-owned	2	47
Franchised	-	4
Total	2	51
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	2	27
Roy’s
Company-owned	-	18
Lee Roy Selmon’s
Company-owned	-	2
Cheeseburger in Paradise
Company-owned	-	5
Paul Lee’s Chinese Kitchen
Company-owned	1	1

System-wide total	9	1,133

* -  Includes two restaurant openings and the closing of our store in the Cayman Islands due to severe damage resulting from Hurricane Ivan.

     The Outback Steakhouse, Inc. restaurant system operates in 50 states and 20 countries internationally.

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